Exhibit 12

BB&T Corporation

Earnings To Fixed Charges

(Dollars in thousands)

	For the Years Ended December 31,
	2004		2003		2002		2001		2000
Earnings:
Income before income taxes	$2,322,362		$1,617,030		$1,790,697		$1,360,428		$1,013,006
Plus:
Fixed charges	1,232,111		1,306,218		1,713,021		2,438,401		2,586,815
Less:
Capitalized interest	638		514		504		798		470

Earnings, including interest on deposits	3,553,835		2,922,734		3,503,214		3,798,031		3,599,351

Less:
Interest on deposits	729,660		755,677		1,003,058		1,566,269		1,685,248

Earnings, excluding interest on deposits	$2,824,175		$2,167,057		$2,500,156		$2,231,762		$1,914,103

Fixed Charges:
Interest expense	$1,198,472		$1,272,787		$1,686,584		$2,414,936		$2,563,912
Capitalized interest	638		514		504		798		470
Interest portion of rent expense	33,001		32,917		25,933		22,667		22,433

Total Fixed Charges	$1,232,111		$1,306,218		$1,713,021		$2,438,401		$2,586,815

Less:
Interest on deposits	729,660		755,677		1,003,058		1,566,269		1,685,248

Total fixed charges excluding interest on deposits	$502,451		$550,541		$709,963		$872,132		$901,567

Earnings to fixed charges:
Including interest on deposits	2.88	x	2.24	x	2.05	x	1.56	x	1.39	x

Excluding interest on deposits	5.62	x	3.94	x	3.52	x	2.56	x	2.12	x